Exhibit 99.5

FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment to Purchase Agreement (this “Amendment”) is entered into by and between the Cano Health, LLC, a Florida limited liability company on behalf of itself and its designated subsidiaries and controlled network affiliates under risk-sharing contracts with capitated health plans including Medicare Advantage Plans that have contracted with the Centers for Medicare and Medicaid Services to provide healthcare services, with its principal business address at 9725 NW 117th Avenue, Suite 200, Miami, Florida 33178 (hereinafter referred to as “Cano”) and MSP Recovery, LLC, a Florida limited liability company, together with its affiliates, successors, and assigns, with its principal business address at 2701 S. Le Jeune Road, 10th Floor, Coral Gables, Florida 33134 (hereinafter referred to as “MSP”). Cano and MSP will be collectively referred to herein as the “Parties” or individually as a “Party”. This Amendment is effective as of March 31, 2023 (the “Effective Date”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend that certain Purchase Agreement, effective September 30, 2022, by and among the Parties (as amended, the “Agreement”), as follows:

1.	Section 1.1.a of the Agreement is deleted and replaced in its entirety as follows:

MSP will pay to Cano $25,000,000 (the “Fee”) in cash or, subject to the receipt by MSP (or LIFW,[1] as applicable) of all necessary approvals for issuance, MSP may, in its sole discretion, elect to pay by causing MSP Recovery, Inc. d/b/a/ LifeWallet (“LifeWallet”) (NASDAQ: LIFW) to issue Class A Common Stock of LifeWallet (the “LIFW Shares”) to Cano in an amount equal to the quotient obtained by dividing $25,000,000 by the applicable Share Purchase Price (as defined below) associated with such issuance, rounded up to the nearest whole share. For the purposes of this Agreement, the term “Share Purchase Price” shall mean the closing price on the share issuance date. Such cash payment shall be paid, or if paid in LIFW Shares, such shares shall be issued and delivered by LifeWallet to Cano immediately following the close of trading on the date that is ten trading days immediately following the date first to occur of: (i) the date on which LifeWallet files its Form 10-K for 2022 and (ii) June 15, 2023. MSP shall ensure that LifeWallet makes all appropriate filings to register the LIFW Shares issued pursuant to this section within ten business days of the issuance of such shares, and uses commercially reasonable best efforts to cause such filings to become effective, and the shares to become fully registered, unrestricted, and freely tradeable, as soon as possible; provided that Cano provides LifeWallet with all information and materials regarding Cano as reasonably required by LifeWallet in connection with the registration of the LIFW Shares. In the event that the consideration paid hereunder shall require issuance of more than 19.99% of the total outstanding LIFW Shares, then in that event, Cano shall receive up to 19.99% of LIFW Shares and the remaining value of the consideration shall be paid in cash. For the avoidance of doubt, the Fee is non-refundable.

2.	Miscellaneous

a.

Except as otherwise modified by this Amendment, the Agreement shall remain in full force and effect. Any conflict between this Amendment, on the one hand, and the Agreement on the other hand, shall be resolved in favor of this Amendment.

b.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. This Amendment may be signed electronically, and a signed copy may be transmitted by facsimile, email, or other means of electronic transmission, which shall have the same legal effect as delivery of an original executed copy of this Amendment.

[signature pages to follow]

The Parties hereto have caused this Amendment to be executed and delivered as of the Effective Date.

CANO HEALTH, LLC		MSP RECOVERY, INC.

Sign:	/s/ Marlow Hernandez	Sign:	/s/ Alexandra M. Plasencia
Print:	Marlow Hernandez	Print:	Alexandra M. Plasencia
Title:	CEO	Title:	General Counsel

MSP RECOVERY, LLC

		Sign:	/s/ Alexandra M. Plasencia
		Print:	Alexandra M. Plasencia
		Title:	General Counsel